Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Neuronetics, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 16, 2018, except for the recapitalization described in Note 2, as to which the date is June 14, 2018, included in Registration Statement on Form S-1 (No. 333-225307), as amended, and to the reference to our firm under the heading “Experts” in the prospectus included in such Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 27, 2018